Exhibit 10.17

CREDIT AGREEMENT

THIS AGREEMENT is entered into as of March 17, 2004, by and between CORIO, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. TERM COMMITMENT.

(a) Term Commitment. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including September 30, 2004, not to exceed the aggregate principal amount of Seven Million Dollars ($7,000,000.00) ("Term Commitment"), the proceeds of which shall be used to finance the purchase of new equipment and software acquired on or after July 1, 2003, and which shall be converted on October 1, 2004, to a term loan, as described more fully below. Borrower's obligation to repay advances under the Term Commitment shall be evidenced by a promissory note dated as of March 17, 2004 substantially in the form of Exhibit A attached hereto ("Term Commitment Note"), all terms of which are incorporated herein by this reference.

(b) Limitation on Borrowings. Notwithstanding any other provision of this Agreement, the amount of each advance under the Term Commitment shall not exceed one hundred percent (100%) of the cost of each item of equipment to which such advance relates, as evidenced by the seller's invoice to be delivered to Bank as a condition of each advance.

(c) Borrowing and Repayment. Subject to all the limitations, terms and conditions contained herein, Borrower may from time to time during the period in which Bank will make advances under the Term Commitment borrow and partially or wholly repay its outstanding borrowings, provided that amounts repaid may not be reborrowed; provided however, that the total outstanding borrowings under the Term Commitment shall not exceed the maximum principal amount available thereunder, as set forth above. The outstanding principal balance of the Term Commitment shall be due and payable in accordance with the terms of the Term Commitment Note.

(d) Prepayment. Borrower may prepay principal on the Term Commitment solely in accordance with the provisions of the Term Commitment Note.

SECTION 1.2. STANDBY LETTER OF CREDIT A.

(a) Standby Letter of Credit A. Bank has issued or has caused an affiliate to issue a standby letter of credit for the account of Borrower and for the benefit of CA - Skyway Landing Limited Partnership in the principal amount of Seven Million Dollars ($7,000,000.00) substantially in the form of Exhibit B attached hereto ("Standby Letter of Credit A"), all terms of which are incorporated herein by this reference. The Standby Letter of Credit A has an expiration date of April 30, 2005, and is subject to the additional terms of all Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof (collectively, the "Letter of Credit A Agreements"). Subject to the terms and conditions of this Agreement, Bank hereby confirms that Standby Letter of Credit A remains in full force and effect.

(b) Repayment of Drafts. Each drawing paid under Standby Letter of Credit A shall be repaid by Borrower in accordance with the provisions of the Letter of Credit A Agreements.

SECTION 1.3. STANDBY LETTER OF CREDIT B.

(a) Standby Letter of Credit B. Bank has issued or has caused an affiliate to issue a standby letter of credit for the account of Borrower and for the benefit of Carlson Real Estate Company in the principal amount of Eight Hundred Fifty-Three Thousand Four Hundred Thirty Dollars ($853,430.00) substantially in the form attached hereto as Exhibit C (the "Standby Letter of Credit B"; collectively with Standby Letter of Credit A, the "Standby Letters of Credit"), all terms of which are incorporated herein by this reference. The Standby Letter of Credit B has an expiration date of November 1, 2004, and is subject to the additional terms of all Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof (collectively, the "Letter of Credit B Agreements"; collectively with the Letter of Credit A Agreements, the "Letter of Credit Agreements"). Subject to the terms and conditions of this Agreement, Bank hereby confirms that Standby Letter of Credit B remains in full force and effect.

(b) Repayment of Drafts. Each drawing paid under Standby Letter of Credit B shall be repaid by Borrower in accordance with the provisions of the Letter of Credit B Agreements.

SECTION 1.4. INTEREST/FEES.

(a) Interest. The outstanding principal balance of the Term Commitment shall bear interest at the rates of interest set forth in the Term Commitment Note. The amount of each drawing paid under any of the Standby Letters of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rates of interest set forth in the applicable Letter of Credit Agreements or other documents executed in connection with the Standby Letters of Credit.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit and upon each anniversary thereof equal to forty-five hundredths percent (0.45%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

SECTION 1.5. COLLATERAL.

As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in the following (hereafter, the "Collateral"): (i) Borrower's Market Rate account #7735-113990 maintained at Bank, or any replacement or substitution therefor, including any account resulting from a renumbering or other administrative re-identification thereof ("WFB Market Rate Account"); (ii) Borrower's Wells Capital Management account #15403800 maintained at Bank; and (iii) all accounts receivable and other rights to payment, general intangibles, equipment and all other personal property more particularly described in the Security Agreements (as defined below) and all proceeds of the foregoing.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank, including, without limitation, the following security agreements: (i) that certain Continuing Security Agreement: Rights to Payment, dated as of the date hereof, and executed by Borrower in favor of Bank ("Rights to Payment Security Agreement"); (ii) that certain Security Agreement: Equipment, dated as of the date hereof, and executed by Borrower in favor of Bank ("Equipment Security Agreement"); (iii) that certain Security Agreement: Securities Account, dated as of the date hereof, and executed by Borrower in favor of Bank ("Securities Account Security Agreement"); and (iv) that certain Security Agreement: Specific Rights to Payment, dated as of the date hereof, and executed by Borrower in favor of Bank ("Specific Rights to Payment Security Agreement"; collectively with the Rights to Payment Security Agreement, the Equipment Security Agreement and the Securities Account Security Agreement, the "Security Agreements"). Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.6. TERMINATION OF CREDITS.

(a) Termination of Credits. Borrower may terminate the Term Commitment, Standby Letter of Credit A or Standby Letter of Credit B at any time by delivering to Bank (i) written notice of such termination (in form and substance satisfactory to Bank), (ii) payment in immediately available funds of (1) all amounts outstanding under the terminated credit, i.e. the Term Commitment, Standby Letter of Credit A or Standby Letter of Credit B, (2) with respect to the Term Commitment, all amounts owed pursuant to the terms of the Term Commitment Note in connection with any prepayment of the Term Commitment obligations and (3) all other amounts then due and owing under Section 7.3 of this Agreement. Upon the effective termination of the Term Commitment, Standby Letter of Credit A or Standby Letter of Credit B and the payment of all amounts described in the foregoing sentence, any credit which has not been terminated, including without limitation, the Term Commitment, Standby Letter of Credit A or Standby Letter of Credit B, may remain in effect pursuant to their terms, subject to the terms and provisions of the Letter of Credit Agreements, this Agreement, the Security Agreements and all of the other Loan Documents.

(b) Cash Collateral for Credits. At any time during the term of this Agreement, Borrower may provide to Bank a perfected first priority security interests in cash and/or readily marketable securities acceptable to Bank (all of which are maintained at Bank or an affiliate of Bank and are subject to Bank's perfected first priority security interest and no other liens other than Permitted Liens) in an aggregate amount equal to not less than the Credit Agreement Indebtedness (or such higher percentage in the case of readily marketable securities as may be required by Bank) which cash and/or marketable securities collateral is also subject to control agreements and such other documents as Bank may require, all in form and substance reasonably acceptable to Bank (hereafter "Cash Collateral"). If Borrower substitutes Cash Collateral in an amount equal to not less than the Credit Agreement Indebtedness as provided in the immediately preceding sentence, then Bank shall take all reasonable actions necessary to terminate its security interests in the collateral described in Section 1.5 other than Bank's security interests in and rights to such required Cash Collateral.

(c) Definition of Credit Agreement Indebtedness. For purposes of this Agreement, the term "Credit Agreement Indebtedness" shall mean the sum of: (i) all outstanding principal, interest and fees owing under the Loan Documents, including, without limitation, all amounts owing under the Term Commitment and the Standby Letters of Credit; plus (ii) the remaining undrawn commitment under the Term Commitment; plus (iii) the remaining undrawn balances of the Standby Letters of Credit.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to have a material adverse effect on Borrower.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, the Term Commitment Note, the Letter of Credit Agreements, the Security Agreements and each other promissory note, contract, instrument, agreement and other document required hereby or at any time hereafter delivered to Bank in connection with this Agreement (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower, enforceable in accordance with their respective terms.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not (i) to the best knowledge of Borrower, after due inquiry, violate any provision of any law or regulation applicable to Borrower, (ii) contravene any provision of the Certificate of Incorporation or By-Laws of Borrower, or (iii) result in any breach of or default under any contract, obligation, indenture or other instrument, in each case, which is material to Borrower's business and to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4. LITIGATION. Except as disclosed in Schedule 2.4, which is attached hereto and incorporated herein by this reference, there are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated December 31, 2003, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Except as set forth in Schedule 2.5, which is attached hereto and incorporated herein by this reference, since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except for Permitted Liens.

SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7. NO SUBORDINATION. To the best knowledge of Borrower, after due inquiry, there is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law and to the extent that Borrower's failure to possess any of the foregoing could reasonably be expected to have a material adverse effect on Borrower.

SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10. OTHER OBLIGATIONS. To the best knowledge of Borrower, after due inquiry, Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12. SUBSIDIARIES. As of the date hereof, the entities listed in Schedule 2.12 hereof, which is attached hereto and incorporated herein by this reference, are the only subsidiaries of Borrower.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i) This Agreement and the Term Commitment Note and each other instrument or document required hereby.

(ii) Corporate Resolution: Borrowing.

(iii) Certificate of Incumbency.

(iv) Specific Rights to Payment Security Agreement.

(v) Rights to Payment Security Agreement.

(vi) Equipment Security Agreement.

(vii) Securities Account Security Agreement.

(viii) Addendum to Security Agreement: Securities Account.

(ix) Securities Account Control Agreement.

(x) UCC-1 Financing Statement.

(xi) Such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of the Collateral or a substantial or material portion of the assets of Borrower as compared to the financial condition and business of Borrower and market value of the Collateral and other assets of Borrower that existed as of December 31, 2003.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and pay immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records (including, without limitation, records regarding Collateral) in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time and, prior to the occurrence of an Event of Default, upon prior notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower. Any representative of Bank acting pursuant to the foregoing sentence shall be bound by the provisions of Section 7.5 of this Agreement.

SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 120 days after and as of the end of each fiscal year, an audited consolidated financial statement of Borrower for such fiscal year and for the fourth fiscal quarter of Borrower, prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement, statements of cash flows, supporting schedules and footnotes;

(b) not later than 60 days after and as of the end of each fiscal quarter, other than Borrower's fourth fiscal quarter of each year, a consolidated financial statement of Borrower, prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement, statements of cash flows, supporting schedules and footnotes;

(c) not later than 45 days after and as of the end of each month, a consolidated financial statement of Borrower, prepared by Borrower, to include balance sheet and income statement, with such income statement to reflect both monthly and fiscal year-to-date data;

(d) not later than each November 30, Borrower-prepared projections for the upcoming fiscal year; and

(e) from time to time such other information as Bank may reasonably request.

In connection with the financial information provided pursuant to Section 4.3(c), (d) and (e) (to the extent that the information provided to Bank is Confidential Information (as defined in Section 7.5), Bank agrees to hold such information confidential subject to the terms and provisions of Section 7.5.

SECTION 4.4. COMPLIANCE. (i) Preserve and maintain all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; (ii) comply with the provisions of Borrower's Certificate of Incorporation and Bylaws; (iii) and comply with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business, in the case of (iii) the non-compliance with which would reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower.

SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower maintains adequate reserves in accordance with generally accepted accounting principles, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened in writing against Borrower with a claim in excess of $100,000.

SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Total Liabilities divided by Tangible Net Worth not at any time greater than 1.10 to 1.0, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" defined as the aggregate of total stockholders equity plus subordinated debt less any intangible assets.

(b) Liquidity (defined as cash and readily marketable securities acceptable to Bank which are unencumbered except in favor of Bank and which are maintained at Bank or an affiliate of Bank, but excluding therefrom Borrower's Market Rate account #7735-113990 maintained at Bank) in amounts at all times in excess of $15,000,000.00 until the EBITDA Coverage Ratio (as defined below) is 1.50 to 1.00 or greater determined as of the end of four (4) consecutive fiscal quarters, with each such determination made on a rolling four quarter basis. Thereafter, Borrower shall maintain an EBITDA Coverage Ratio of not less than 1.50 to 1.0, determined as of the end of each fiscal quarter on a rolling four quarter basis, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense, amortization expense and non-cash restructuring expenses, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt.

(c) EBITDA (as defined above) losses not greater than the following amounts as of the end of the following fiscal quarters: (i) $650,000 as of Borrower's fiscal quarter ending March 31, 2004; (ii) $1,000,000 as of Borrower's fiscal quarter ending June 30, 2004; (iii) $450,000 as of Borrower's fiscal quarter ending September 30, 2004; and (iv) $300,000 as of Borrower's fiscal quarter ending December 31, 2004. As of the end of each of Borrower's fiscal quarters, commencing with Borrower's fiscal quarter ending March 31, 2005 and continuing for each fiscal quarter thereafter, Borrower shall have EBITDA (as defined above) of not less than $1.00. Each of the foregoing calculations for any fiscal quarter of Borrower shall be determined as of the end of each such fiscal quarter. Borrower agrees that compliance with this covenant at a time when there exists a violation of the EBITDA Coverage Ratio requirement set forth above (after the same becomes effective) shall not imply or constitute a waiver of such violation of the EBITDA Coverage Ratio.

(d) If Borrower satisfies the EBITDA Coverage Ratio provided in Section 4.9(b) as of the end of any rolling four (4) quarter period and subsequent to the satisfaction of such provision Borrower fails to maintain an EBITDA Coverage Ratio of 1.50 to 1.00 or greater for any quarterly period, then so long as Borrower maintains cash and readily marketable securities acceptable to Bank (all of which are maintained at Bank or an affiliate of Bank and are subject to Bank's first priority perfected security interest and no other liens other than Permitted Liens) in an aggregate amount equal to not less than twice the sum of the Credit Agreement Indebtedness, then no breach of Section 4.9(b) shall be deemed to have occurred.

SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the form of corporate organization of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property; provided however, that Borrower may terminate or cancel any insurance policy it has previously maintained so long as an acceptable replacement insurance policy satisfying Borrower's obligations under this Agreement is in force and effect prior the effective date of such termination or cancellation.

SECTION 4.11. LIMITATION OF OBLIGATIONS UNDER ARTICLE IV. Notwithstanding the requirements of this Article IV, if Borrower terminates the Term Commitment pursuant to Section 1.6 and repays in full all amounts required by Section 1.6 in connection with such termination and Borrower's obligations under the Standby Letters of Credit remain collateralized by cash and readily marketable securities acceptable to Bank (all of which are maintained at Bank or an affiliate of Bank and are subject to Bank's perfected first priority security interest and no other liens other than Permitted Liens) in an aggregate amount equal to not less than the Credit Agreement Indebtedness (or such higher percentage in the case of readily marketable securities as may be required by Bank) which cash and/or marketable securities collateral is also subject to control agreements and such other documents as Bank may require, all in form and substance reasonably acceptable to Bank, then from and after the termination of the Term Commitment pursuant to Section 1.6 and the payment of all amounts required in connection with such termination pursuant to Section 1.6, Borrower shall no longer be required to observe the requirements of Sections 4.1, 4.2, 4.3(c), (d) and (e) and 4.4 through 4.10 above.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank; (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof; (c) indebtedness not to exceed One Hundred Thousand Dollars ($100,000), which is expressly subordinated to Borrower's obligations to Bank subject to subordination agreements in form and substance reasonably satisfactory to Bank; (d) indebtedness or liabilities to trade creditors incurred in the ordinary course of business; (e) indebtedness or liabilities secured by Permitted Liens; (f) indebtedness or liabilities of Borrower to any of Borrower's subsidiaries; (g) indebtedness or liabilities not to exceed the aggregate amount of One Hundred Thousand Dollars ($100,000) outstanding at any time under any and all Swap Contracts (as defined below); (h) indebtedness or liabilities arising from the honoring of a check, draft or similar instrument against insufficient funds or from the endorsement of instruments for collection in the ordinary course of business; (i) other indebtedness or liabilities not otherwise permitted hereby in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate outstanding at any time; (j) indebtedness or liabilities incurred with respect to surety bonds and similar obligations not to exceed the aggregate amount of One Hundred Thousand Dollars ($100,000) outstanding at any time; and (k) extensions, refinancings, modifications, amendments and restatements of any of the foregoing items, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower (each of the foregoing being referred to as "Permitted Indebtedness").

As used herein, the term "Swap Contracts" means and refers to (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

SECTION 5.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business, except that, notwithstanding anything to the contrary contained herein: (a) Borrower may merge with or consolidate with any other entity so long as (i) Borrower is the surviving entity and (ii) no default or Event of Default has occurred or occurs as a result of such merger or consolidation; (b) Borrower may merge any subsidiary into Borrower or into any other subsidiary of Borrower; and (c) Borrower may acquire all or substantially all of the assets of any entity as permitted by Section 5.5 hereof.

SECTION 5.4. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except (a) any of the foregoing in favor of Bank or (b) any permitted pursuant to Section 5.2 hereof.

SECTION 5.5. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity (each an "Investment"), except for: (a) Investments existing as of, and disclosed to Bank prior to, the date hereof; (b)(i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof or any State maturing within 1 year from its acquisition by Borrower, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) Bank's certificates of deposit issued maturing no more than 1 year after issue, and (iv) any Investments permitted by Borrower's investment policy, as amended from time to time, provided that such investment policy and any and all amendments thereto have been approved by Bank; (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower's business; (d) Investments by Borrower in Borrower's subsidiaries not to exceed the aggregate amount of One Hundred Thousand Dollars ($100,000) in any fiscal year of Borrower, provided however, that the ordinary course payments made by Borrower to Borrower's existing subsidiary, [Corio India L.P.] on account of services rendered to Borrower shall not be considered an Investment for purposes of this Section 5.5(d); (e) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed the aggregate amount of One Hundred Thousand Dollars ($100,000) outstanding at any time; (f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business not to exceed the aggregate amount of Five Hundred Thousand Dollars ($500,000) outstanding at any time; (g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this paragraph (g) shall not apply to Investments of Borrower in any Subsidiary; (h) Investments in Swap Contracts not to exceed the aggregate amount of One Hundred Thousand Dollars ($100,000) outstanding at any time; (i) joint ventures or strategic alliances in the ordinary course of Borrower's business consisting of the licensing of technology, the development of technology or the providing of technical support, provided that the cash portion of such Investments by Borrower does not exceed the aggregate amount of Five Hundred Thousand Dollars ($500,000) in any fiscal year; (j) Investments (1) constituting the acquisition of all or substantially all of the assets of any other entity or (2) constituting the merger of any entity into a subsidiary of Borrower so long as the aggregate of such Investments in any fiscal year does not exceed the aggregate cash consideration paid of Two Hundred Fifty Thousand Dollars ($250,000) (excluding all accounting, legal and other reasonable documentation expenses) and the aggregate non-cash value of such Investments does not exceed twenty-five percent (25%) of Borrower's market capitalization on the date immediately preceding the execution of any definitive agreement relating to such Investment; and (k) other Investments not otherwise permitted hereunder, provided that the aggregate amount of such Investments made after the date hereof does not exceed One Hundred Thousand Dollars ($100,000) outstanding at any time.

SECTION 5.6. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, or redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding (each a "Restricted Payment"), other than (a) dividends or distributions payable solely in shares of capital stock of Borrower; (b) non-cash distribution of rights pursuant to a shareholder rights plan or redemption of such rights, provided that such redemption is in accordance with the terms of such shareholder rights plan and does not require the payment of cash to any shareholder or other party; (c) Restricted Payments made from the net proceeds received from the issuance of Borrower's capital stock, provided that such Restricted Payment is made within 45 days following the consummation of such issuance; and (d) repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed $500,000 in any fiscal year of Borrower.

SECTION 5.7. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien (each a "Lien") upon, all or any portion of Borrower's assets now owned or hereafter acquired, except for (a) Liens in favor of Bank; (b) Liens existing as of, and disclosed to Bank in writing prior to, the date hereof; (c) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves in accordance with generally accepted accounting principles; (d) purchase money Liens (i) on equipment acquired or held by Borrower incurred for financing the acquisition of such equipment, or (ii) existing on equipment when acquired, but only to the extent that the Lien is confined to the property and improvements and the proceeds of the equipment; (e) Leases or subleases and licenses or sublicenses granted in the ordinary course of Borrower's business; (f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (e), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase; (g) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 6.1(e); (h) non-consensual Liens in favor of other financial institutions arising in connection with Borrower's deposit accounts held at such institutions and encumbering only such deposit accounts; and (i) other Liens not described above arising in the ordinary course of Borrower's business, not having or not reasonably likely to have a material adverse effect on Borrower and securing indebtedness not to exceed the aggregate amount of One Hundred Thousand Dollars ($100,000) outstanding at any time.

SECTION 5.8. LIMITATION OF OBLIGATIONS UNDER ARTICLE V. Notwithstanding the requirements of this Article IV, if Borrower terminates the Term Commitment pursuant to Section 1.6 and repays in full all amounts required by Section 1.6 in connection with such termination and Borrower's obligations under the Standby Letters of Credit remain collateralized by cash and readily marketable securities acceptable to Bank (all of which are maintained at Bank or an affiliate of Bank and are subject to Bank's perfected first priority security interest and no other liens other than Permitted Liens) in an aggregate amount equal to not less than the Credit Agreement Indebtedness (or such higher percentage in the case of readily marketable securities as may be required by Bank) which cash and/or marketable securities collateral is also subject to control agreements and such other documents as Bank may require, all in form and substance reasonably acceptable to Bank, then from and after the termination of the Term Commitment pursuant to Section 1.6 and the payment of all amounts required in connection with such termination pursuant to Section 1.6, Borrower shall no longer be required to observe the requirements of Sections 5.1 through 5.7 above.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above or (j) and (k) below), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d) Any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability in excess of Two Hundred Fifty Thousand Dollars ($250,000) to any person or entity, including Bank, which default or defined event of default gives any person or entity the right to accelerate the obligations owing under such contract or instrument; provided however, that if any defaults or defined events of default exist (i) under more than one contract or instrument or (ii) under contracts or instruments in favor of more than one person or entity and the aggregate amount of such debts and liabilities owing to all parties with respect to those contracts or instruments pursuant to which a default or a defined event of default exists is in excess of Five Hundred Thousand Dollars ($500,000), then such an occurrence shall be deemed an Event of Default hereunder.

(e) (i) The filing of a notice of judgment lien against Borrower; (ii) the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property; (iii) the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or (iv) the entry of a judgment against Borrower; and the aggregate amount of any claims relating to (i), (ii), (iii) and (iv) existing at any time represents an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(f) Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g) There shall exist or occur any event or condition which in Bank's good faith determination has materially and adversely impaired or is substantially likely to materially and adversely impair Borrower's ability to pay or perform its obligations to Bank under the Loan Documents.

(h) The dissolution or liquidation of Borrower; or Borrower, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower.

(i) Any person or entity acquires twenty-five percent (25%) or more of the common stock of Borrower or, if such person or entity owns common stock of the Borrower as of the date of this Agreement such person or entity increases its ownership of common stock of Borrower by twenty-five percent (25%) more than the amount of such common stock held by such person or entity as of the date of this Agreement.

(j) Any impairment of the rights of Bank in any Collateral or any reduction in the funds on deposit in the WFB Market Rate Account which reduces the aggregate balance thereof to less than the lower of (1) $7,853,430.00 and (2) the Credit Agreement Indebtedness.

(k) Bank, in good faith, believes a material portion of the Collateral to be in danger of misuse, dissipation, commingling, loss, theft, damage or destruction, or otherwise in jeopardy or unsatisfactory in character or value.

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

SECTION 6.3. LIMITATION OF EVENTS OF DEFAULT. If Borrower terminates the Term Commitment pursuant to Section 1.6, repays in full all amounts required by Section 1.6 in connection with such termination and otherwise satisfies the provisions of Sections 4.11 and 5.8, then from and after the satisfaction of each of the foregoing provisions, the Events of Default specified in Sections 6.1(d) through 6.1(k) shall no longer apply to Borrower's obligations under this Agreement. Notwithstanding the foregoing, the Events of Default specified in the Letter of Credit Agreements shall continue in full force and effect until (i) the repayment in full of all amounts owing to Bank or its affiliates under the Letter of Credit Agreements or in respect of any Letter of Credit and (ii) the cancellation or termination of all of Bank's or its affiliates' obligations under all Letters of Credit issued under the Letter of Credit Agreements, this Agreement or any other agreement between Bank or its affiliates and Borrower.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	CORIO, INC.
959 Skyway Road, Suite 100 San Carlos, CA 94070 Attn: Chief Executive Officer Chief Financial Officer General Counsel
BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION 400 Hamilton Avenue Palo Alto, CA 94301

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank promptly upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any Collateral.

SECTION 7.5 CONFIDENTIALITY. In handling any Confidential Information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but Bank may disclose any Confidential Information to (a) to Bank's subsidiaries or affiliates (to the extent that such affiliates agree to be bound by the provisions of this Section 7.5) in connection with their business with Borrower and to any of their directors, officers, employees, accountants, counsel or other professional advisors, (b) to prospective transferees or purchasers of any interest in the loans to the extent that such prospective transferees or purchasers have agreed to be bound by the provisions of this Section 7.5, (c) if required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) as required by law, regulation, or court order, (e) as required in connection with Bank's examination or audit and (f) as Bank considers appropriate exercising remedies under this Agreement; provided however, that Bank shall give to Borrower written notice not less than three (3) business days prior to any disclosure of Confidential Information Bank intends to make under Section 7.5(f) to provide Borrower with an opportunity to publicly disclose such information as Borrower may deem necessary. Notwithstanding the foregoing, any disclosure made in violation of this Section 7.5 shall not affect the obligations of Borrower under this Agreement or the other Loan Documents.

For purposes of this Agreement, Borrower's trade secrets, source codes, customer lists and certain other items of intellectual property, and any financial statements provided pursuant to hereto, if and to the extent such information is marked as confidential by Borrower at the time of disclosure, shall constitute proprietary and confidential information of the Borrower ("Confidential Information"). Confidential Information does not include information that either: (x) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (y) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Notwithstanding anything herein to the contrary, Bank or Borrower (and any employee, representative, or other agent of Bank or Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent reasonably necessary to comply with any applicable federal or state securities laws. For the purposes of this Agreement, the "tax treatment" of a transaction means the purported or claimed federal income tax treatment of the transaction and the "tax structure" of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

Borrower and Bank acknowledge and agree that the tax treatment and tax structure of any transaction does not include the name of any party to a transaction or any sensitive business information (including, without limitation, the name and other specific information about any party's intellectual property or other proprietary assets) unless such information may be related or relevant to the purported or claimed federal income tax treatment of the transaction.

SECTION 7.6. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.7. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.8. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.9. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.12. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association ("AAA"); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. 91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

CORIO, INC.	WELLS FARGO BANK, NATIONAL ASSOCIATION
By:___/s/ GEORGE KADIFA George Kadifa Chief Executive Officer	By: ___/s/ JILL B. TA____ Jill B. Ta Vice President